Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS
FOURTH QUARTER AND YEAR END 2008 RESULTS
Diluted Earnings per Share of $0.54 for the 4th Quarter
Reduced Outstanding Indebtedness by $312 million in 2008
Increased 2009 Diluted EPS Guidance

Plano, Texas, February 2, 2009 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS:RCII), the nation’s largest rent-to-own operator, today announced revenues and earnings for the quarter and year ended December 31, 2008.
Fourth Quarter 2008 Results
Total revenues for the quarter ended December 31, 2008 were $699.8 million, a decrease of $17.2 million from the total revenues of $717.0 million for the same period in the prior year. This decrease in revenues was primarily the result of approximately 315 fewer stores over the past year principally due to the 2007 restructuring plan. Same store sales for the quarter ended December 31, 2008 were flat.
Net earnings and net earnings per diluted share for the quarter ended December 31, 2008 were $36.1 million and $0.54, respectively, as compared to a net loss of $5.4 million and $0.08, respectively, for the same period in the prior year.
Net earnings and net earnings per diluted share for the quarter ended December 31, 2008 were affected by the following significant items, as discussed below:
•	Increased as a result of $4.6 million in pre-tax litigation credits, or approximately $0.04 per share, related to the Hilda Perez and Shafer/Johnson matters;

•	Increased as a result of a $4.3 million pre-tax gain, or approximately $0.04 per share, on the extinguishment of debt; and

•	Decreased as a result of an additional $1.4 million pre-tax restructuring expense, or approximately $0.01 per share, related to our 2007 restructuring plan.
Net earnings and net earnings per diluted share for the quarter ended December 31, 2007 were affected by the following significant items, as discussed below:
•	Decreased as a result of a $38.7 million pre-tax restructuring expense, or approximately $0.39 per share, related to our 2007 restructuring plan; and

•	Decreased as a result of an $11.0 million pre-tax litigation expense, or approximately $0.11 per share, related to the settlement of the Shafer/Johnson matter.
When including the significant items above, adjusted net earnings per diluted share for the quarter ended December 31, 2008 were $0.47, as compared to adjusted net earnings per diluted share for the quarter ended December 31, 2007 of $0.42, an increase of 11.9%.

“We are generally pleased with the results for the fourth quarter with total revenue, same store sales and adjusted net earnings per share within our guidance,” commented Mark E. Speese, the Company’s Chairman and Chief Executive Officer. “Our operations team performed well in a challenging environment, gaining customers in the quarter primarily with our Super Value products and also maintaining control of our collections,” Speese stated. “This has allowed us to raise our diluted EPS guidance for 2009. We believe there are opportunities to both retain and attract customers to our “RAC Worry-Free Guarantee” transaction with targeted advertising campaigns to those customers experiencing budget constraints and customers who are affected by the tightening of credit,” Speese continued. “Our management team remains focused on enhancing the overall customer experience in our stores, improving operational efficiencies, and maintaining expense control, while generating positive cash flow from operations and maintaining a solid balance sheet,” Speese ended.
Year End December 31, 2008 Results
Total revenues for the twelve months ended December 31, 2008 were $2.884 billion, a decrease of $22.0 million from the total revenues of $2.906 billion for the same period in the prior year. This decrease in revenues was primarily the result of approximately 315 fewer stores in the 2008 period, principally due to the 2007 restructuring plan, offset by an increase in same store sales of 2.3%.
Net earnings and net earnings per diluted share for the twelve months ended December 31, 2008 were $139.6 million and $2.08, respectively, as compared to net earnings of $76.3 million and $1.10, respectively, for the same period in the prior year.
Net earnings and net earnings per diluted share for the twelve months ended December 31, 2008 were affected by the following significant items, as discussed below:
•	Increased as a result of $4.6 million in pre-tax litigation credits, or approximately $0.04 per share, related to the Hilda Perez and Shafer/Johnson matters;

•	Increased as a result of a $4.3 million pre-tax gain, or approximately $0.04 per share, on the extinguishment of debt; and

•	Decreased as a result of an additional $4.5 million pre-tax restructuring expense, or approximately $0.04 per share, related to our 2007 restructuring plan.
Net earnings and net earnings per diluted share for the twelve months ended December 31, 2007 were affected by the following significant items:
•	Decreased as a result of a $38.7 million pre-tax restructuring expense, or approximately $0.37 per share, related to our 2007 restructuring plan;

•	Decreased as a result of an $11.0 million pre-tax litigation expense, or approximately $0.10 per share, related to the settlement of the Shafer/Johnson matter;

•	Decreased as a result of a $51.3 million pre-tax litigation expense, or approximately $0.48 per share, related to the Hilda Perez matter; and

•	Increased by a $3.9 million pre-tax benefit, or approximately $0.04 per share, as a result of the receipt of accelerated royalty payments from franchisees in consideration of the termination of their franchise agreements.
When including the significant items above, adjusted net earnings per diluted share for the year ended December 31, 2008 were $2.04, as compared to adjusted net earnings per diluted share for the year ended December 31, 2007 of $2.01.

“As a result of our strong operating results, we generated positive cash flow from operations of approximately $384.7 million for the twelve month period through December 31, 2008, while ending the quarter with approximately $87.4 million of cash on hand,” commented Robert D. Davis, the Company’s Executive Vice President and Chief Financial Officer. “This significant cash flow enabled us to enhance our capital structure by reducing our outstanding indebtedness by $312.2 million in 2008, or approximately 25% from year end 2007, while internally funding our operations,” Davis concluded.
During the twelve month period ended December 31, 2008, the Company also repurchased 951,800 shares of its common stock for $13.4 million in cash under its common stock repurchase program. To date, the Company has repurchased a total of 19,412,750 shares and has utilized approximately $457.8 million of the $500.0 million authorized by its Board of Directors since the inception of the plan.
Operations Highlights
During the three and twelve month periods ended December 31, 2008, the company-owned stores and financial services locations changed as follows:

	Three Months Ended	Twelve Months Ended
	December 31,	December 31,
	2008	2008
Company-Owned Stores
Beginning Store Count	3,045	3,081
Opens	18	26
Acquisitions	3	5
Closes / Mergers	(13)	(46)
Sold	(16)	(29)

Ending Store Count	3,037	3,037

Account Purchases	14	38

Financial Services
Beginning Store Count	350	276
Opens	8	90
Acquisitions	—	—
Closes / Mergers	(7)	(15)
Sold	—	—

Ending Store Count	351	351

Account Purchases	—	1
Since December 31, 2008, the Company has opened four new store locations, acquired accounts from two locations and consolidated five stores into existing locations.

Significant Items
Litigation Credits.
Hilda Perez. As previously reported, the Company recorded during the fourth quarter of 2006 a pre-tax expense of $58.0 million in connection with the Hilda Perez v. Rent-A-Center, Inc. matter pending in New Jersey, and an additional pre-tax charge of $51.3 million in the first quarter of 2007. In November 2007, we paid an aggregate of $109.3 million, including plaintiffs’ attorneys’ fees and administration costs, pursuant to the court approved settlement. Under the terms of the settlement, the Company is entitled to 50% of any undistributed monies in the settlement fund. The settlement administrator continues to attempt to locate class members in an effort to distribute the remaining settlement funds. However, plaintiffs agreed to an interim distribution to the Company that represented 50% of the amount by which the balance of the settlement fund exceeded the maximum amount necessary to cover all remaining potential payments to class members. The Company received cash of $2.7 million from the remaining settlement fund and recorded a $2.7 million pre-tax credit during the fourth quarter of 2008.
Shafer/Johnson. In the fourth quarter of 2007, the Company recorded a pre-tax expense of $11.0 million related to the settlement of the Eric Shafer et al. v. Rent-A-Center, Inc. and Victor E. Johnson et al. v. Rent-A-Center, Inc. coordinated matters pending in state court in Los Angeles, California. Due to fewer class members eligible to participate in the settlement than originally estimated, the maximum claim amount remaining to be paid has been reduced by approximately $1.9 million. To record the reduction in this liability, the Company recorded a $1.9 million pre-tax credit during the fourth quarter of 2008.
The pre-tax litigation credits discussed above in the aggregate amount of $4.6 million increased diluted earnings per share in both the fourth quarter of 2008 and for the twelve month period ended December 31, 2008 by approximately $0.04.
Gain on Extinguishment of Debt. In the fourth quarter of 2008, the Company repurchased $42.3 million in Term B loans outstanding under its revolving credit facility, resulting in a gain on extinguishment of debt, net of costs, of approximately $4.3 million. This gain on extinguishment of debt increased diluted earnings per share in both the fourth quarter of 2008 and for the twelve month period ended December 31, 2008 by approximately $0.04.
Restructuring Plan Expenses. During the first quarter of 2008, the Company recorded a pre-tax restructuring expense of approximately $2.9 million in connection with the restructuring plan previously announced on December 3, 2007. The Company recorded additional pre-tax restructuring expenses in the third quarter of 2008 of approximately $0.2 million and in the fourth quarter of 2008 of approximately $1.4 million. The pre-tax restructuring expense in the fourth quarter of 2008 reduced net earnings per diluted share by approximately $0.01. Through the twelve month period ended December 31, 2008, the total pre-tax restructuring expense of approximately $4.5 million reduced net earnings per diluted share by approximately $0.04. As previously reported, the Company recorded a pre-tax restructuring expense of approximately $38.7 million related to this restructuring plan during the fourth quarter of 2007. The costs with respect to the restructuring plan relate primarily to lease terminations, fixed asset disposals and other miscellaneous items.
- - -

Rent-A-Center, Inc. will host a conference call to discuss the fourth quarter results, guidance and other operational matters on Tuesday morning, February 3, 2009, at 10:45 a.m. EST. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.
Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates approximately 3,035 company-owned stores nationwide and in Canada and Puerto Rico. The stores generally offer high-quality, durable goods such as major consumer electronics, appliances, computers and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 220 rent-to-own stores operating under the trade name of “ColorTyme.”

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any repurchases of common stock the Company may make, reduction in outstanding indebtedness, any additional restructuring expenses related to the restructuring plan announced on December 3, 2007, or the potential impact of acquisitions or dispositions that may be completed after February 2, 2009.
FIRST QUARTER 2009 GUIDANCE:
Revenues
•	The Company expects total revenues to be in the range of $721 million to $741 million.

•	Store rental and fee revenues are expected to be between $597 million and $609 million.

•	Total store revenues are expected to be in the range of $710 million to $730 million.

•	Same store sales are expected to be in the range of flat to down 2%.

•	The Company expects to open approximately 5 new company-owned store locations.
Expenses
•	The Company expects cost of rental and fees to be between 22.5% and 22.9% of store rental and fee revenue and cost of merchandise sold to be between 71% and 76% of store merchandise sales.

•	Store salaries and other expenses are expected to be in the range of 56.2% to 57.7% of total store revenue.

•	General and administrative expenses are expected to be between 4.4% and 4.6% of total revenue.

•	Net interest expense is expected to be approximately $10 million, depreciation of property assets is expected to be approximately $18 million and amortization of intangibles is expected to be approximately $0.4 million.

•	The effective tax rate is expected to be approximately 38% of pre-tax income.

•	Diluted earnings per share are estimated to be in the range of $0.54 to $0.60.

•	Diluted shares outstanding are estimated to be between 66.6 million and 67.4 million.
FISCAL 2009 GUIDANCE:
Revenues
•	The Company expects total revenues to be in the range of $2.830 billion and $2.890 billion.

•	Store rental and fee revenues are expected to be between $2.435 billion and $2.485 billion.

•	Total store revenues are expected to be in the range of $2.790 billion and $2.850 billion.

•	Same store sales are expected to be flat.

•	The Company expects to open 30 to 40 new company-owned store locations.
Expenses
•	The Company expects cost of rental and fees to be between 22.4% and 23.0% of store rental and fee revenue and cost of merchandise sold to be between 74% and 78% of store merchandise sales.

•	Store salaries and other expenses are expected to be in the range of 57.7% to 59.2% of total store revenue.

•	General and administrative expenses are expected to be between 4.5% and 4.7% of total revenue.

•	Net interest expense is expected to be approximately $44 million, depreciation of property assets is expected to be between $70 million and $75 million and amortization of intangibles is expected to be approximately $1 million.

•	The effective tax rate is expected to be approximately 38% of pre-tax income.

•	Diluted earnings per share are estimated to be in the range of $2.15 to $2.32.

•	Diluted shares outstanding are estimated to be between 66.7 million and 67.5 million.

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” or “believe,” or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding the ability to open new rent-to-own stores; the Company’s ability to acquire additional rent-to-own stores or customer accounts on favorable terms; the Company’s ability to successfully add financial services locations within its existing rent-to-own stores; the Company’s ability to identify and successfully enter new lines of business offering products and services that appeal to its customer demographic, including its financial services products; the Company’s ability to enhance the performance of acquired stores; the Company’s ability to control costs; the Company’s ability to identify and successfully market products and services that appeal to its customer demographic; the Company’s ability to enter into new and collect on its rental purchase agreements; the Company’s ability to enter into new and collect on its short-term loans; the passage of legislation adversely affecting the rent-to-own or financial services industries; our failure to comply with statutes or regulations governing the rent-to-own or financial services industries; interest rates; economic pressures, such as high fuel and utility costs, affecting the disposable income available to the Company’s targeted consumers; changes in the Company’s stock price and the number of shares of common stock that it may or may not repurchase; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company’s effective tax rate; the Company’s ability to maintain an effective system of internal controls; changes in the number of share-based compensation grants, methods used to value future share-based payments and changes in estimated forfeiture rates with respect to share-based compensation; the resolution of the Company’s litigation; and the other risks detailed from time to time in the Company’s SEC reports, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2007, and its quarterly reports for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.
Contact for Rent-A-Center, Inc.:
David E. Carpenter
Vice President of Investor Relations
(972) 801-1214
david.carpenter@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS HIGHLIGHTS

(In Thousands of Dollars, except per share data)	Three Months Ended December 31,
	2008	2008		2007	2007
	Before	After		Before	After
	Significant	Significant		Significant	Significant
	Items	Items		Items	Items
	(Non-GAAP)	(GAAP Earnings)		(Non-GAAP)	(GAAP Earnings)

Total Revenue	$699,750	$699,750		$716,963	$716,963
Operating Profit	60,657	63,865	(1)(2)	60,196	10,483
Net Earnings	31,386	36,146	(1)(2)(3)	28,071	(5,361	) (4)(5)
Diluted Earnings per Common Share	$0.47	$0.54	(1)(2)(3)	$0.42	$(0.08	) (4)(5)
Adjusted EBITDA	$83,271	$83,271		$82,679	$82,679

Reconciliation to Adjusted EBITDA:

Earnings before income taxes	$49,756	$57,299		$38,254	$(11,459)
Add back:
Litigation expense (credit)	—	(4,607)		—	11,000
Gain on extinguishment of debt	—	(4,335)		—	—
Restructuring expense	—	1,399		—	38,713
Interest expense, net	10,901	10,901		21,942	21,942
Depreciation of property assets	18,114	18,114		18,674	18,674
Amortization of intangibles	4,500	4,500		3,809	3,809

Adjusted EBITDA	$83,271	$83,271		$82,679	$82,679

(In Thousands of Dollars, except per share data)	Twelve Months Ended December 31,
	2008	2008		2007	2007
	Before	After		Before	After
	Significant	Significant		Significant	Significant
	Items	Items		Items	Items
	(Non-GAAP)	(GAAP Earnings)		(Non-GAAP)	(GAAP Earnings)

Total Revenue	$2,884,172	$2,884,172		$2,902,221	$2,906,121	(6)
Operating Profit	274,278	274,388	(1)(2)	301,300	204,237	(4)(5)(6)(7)
Net Earnings	136,819	139,624	(1)(2)(3)	139,957	76,268	(4)(5)(6)(7)
Diluted Earnings per Common Share	$2.04	$2.08	(1)(2)(3)	$2.01	$1.10	(4)(5)(6)(7)
Adjusted EBITDA	$363,598	$363,598		$388,313	$388,313

Reconciliation to Adjusted EBITDA:

Earnings before income taxes	$216,897	$221,342		$213,349	$116,686
Add back:
Litigation expense (credit)	—	(4,607)		—	62,250
Gain on extinguishment of debt	—	(4,335)		—	—
Franchisees royalty payment	—	—		—	(3,900)
Restructuring expense	—	4,497		—	38,713
Interest expense, net	57,381	57,381		87,951	87,951
Depreciation of property assets	72,683	72,683		71,279	71,279
Amortization of intangibles	16,637	16,637		15,734	15,734

Adjusted EBITDA	$363,598	$363,598		$388,313	$388,313
     Note: See Significant Items on next page

Significant Items

(1)	Includes the effects of a $4.6 million pre-tax litigation credit in the fourth quarter of 2008 related to the Hilda Perez and Shafer/Johnson matters. This litigation credit increased diluted earnings per share by approximately $0.04 for both the fourth quarter of 2008 and twelve months ended December 31, 2008.

(2)	Includes the effects of a $1.4 million pre-tax restructuring expense in the fourth quarter of 2008 related to the 2007 restructuring plan. The restructuring expense reduced diluted earnings per share by approximately $0.01 for the fourth quarter of 2008 and the total pre-tax restructuring expense of $4.5 million through the twelve months ended December 31, 2008 reduced diluted earnings per share by approximately $0.04.

(3)	Includes the effects of a $4.3 million pre-tax gain on the extinguishment of debt in the fourth quarter of 2008. The gain on the extinguishment of debt increased diluted earnings per share by approximately $0.04 for both the fourth quarter of 2008 and twelve months ended December 31, 2008.

(4)	Includes the effects of a $38.7 million pre-tax restructuring expense in the fourth quarter of 2007 related to the 2007 restructuring plan. The restructuring expense reduced diluted earnings per share by approximately $0.39 in the fourth quarter of 2007 and $0.37 for the twelve months ended December 31, 2007.

(5)	Includes the effects of an $11.0 million pre-tax litigation expense in the fourth quarter of 2007 associated with the settlement of the Shafer/Johnson matter. The litigation expense reduced diluted earnings per share by approximately $0.11 in the fourth quarter of 2007 and $0.10 for the twelve months ended December 31, 2007.

(6)	Includes the effects of $3.9 million in franchise royalty income in the third quarter of 2007 for the settlement agreement with five affiliated ColorTyme franchisees. The settlement payment increased diluted earnings per share by approximately $0.04 for the twelve months ended December 31, 2007.

(7)	Includes the effects of a $51.3 million pre-tax litigation expense in the first quarter of 2007 associated with the settlement in the Perez matter. The litigation expense reduced diluted earnings per share by approximately $0.48 for the twelve months ended December 31, 2007.

Selected Balance Sheet Highlights

Selected Balance Sheet Data: (in Thousands of Dollars)	December 31, 2008	December 31, 2007

Cash and cash equivalents	$87,382	$97,375
Accounts Receivable	51,766	41,629
Prepaid expenses and other assets	59,217	56,384
Rental merchandise, net
On rent	634,946	735,672
Held for rent	184,108	202,298
Total Assets	2,496,702	2,626,943

Senior debt	721,712	959,335
Subordinated notes payable	225,375	300,000
Total Liabilities	1,417,500	1,679,852
Stockholders’ Equity	1,079,202	947,091

Rent-A-Center, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS

(In Thousands of Dollars, except per share data)	Three Months Ended December 31,
	2008	2007
	Unaudited

Store Revenue
Rentals and Fees	$608,674	$640,720
Merchandise Sales	58,627	47,494
Installment Sales	11,508	9,927
Other	11,847	7,796

	690,656	705,937

Franchise Revenue
Franchise Merchandise Sales	7,897	9,973
Royalty Income and Fees	1,197	1,053

Total Revenue	699,750	716,963

Operating Expenses
Direct Store Expenses
Cost of Rentals and Fees	138,913	144,798
Cost of Merchandise Sold	41,389	39,460
Cost of Installment Sales	4,745	3,774
Salaries and Other Expenses	410,465	424,830
Franchise Cost of Merchandise Sold	7,435	9,511

	602,947	622,373

General and Administrative Expenses	31,646	30,585
Amortization of Intangibles	4,500	3,809
Litigation Expense (Credit)	(4,607)	11,000
Restructuring Expenses	1,399	38,713

Total Operating Expenses	635,885	706,480

Operating Profit	63,865	10,483

Gain on extinguishment of debt	(4,335)	—
Interest Expense	13,535	23,832
Interest Income	(2,634)	(1,890)

Earnings (Loss) before Income Taxes	57,299	(11,459)

Income Tax Expense (Benefit)	21,153	(6,098)

NET EARNINGS (LOSS)	36,146	(5,361)

BASIC WEIGHTED AVERAGE SHARES	66,332	66,779

BASIC EARNINGS (LOSS) PER COMMON SHARE	$0.54	$(0.08)

DILUTED WEIGHTED AVERAGE SHARES	66,755	67,213

DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.54	$(0.08)

Rent-A-Center, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS

(In Thousands of Dollars, except per share data)	Twelve Months Ended December 31,
	2008	2007
	Unaudited

Store Revenue
Rentals and Fees	$2,505,268	$2,594,061
Merchandise Sales	256,731	208,989
Installment Sales	41,193	34,576
Other	42,759	25,482

	2,845,951	2,863,108

Franchise Revenue
Franchise Merchandise Sales	33,283	34,229
Royalty Income and Fees	4,938	8,784

Total Revenue	2,884,172	2,906,121

Operating Expenses
Direct Store Expenses
Cost of Rentals and Fees	572,900	574,013
Cost of Merchandise Sold	194,595	156,503
Cost of Installment Sales	16,620	13,270
Salaries and Other Expenses	1,651,805	1,684,965
Franchise Cost of Merchandise Sold	31,705	32,733

	2,467,625	2,461,484

General and Administrative Expenses	125,632	123,703
Amortization of Intangibles	16,637	15,734
Litigation Expense (Credit)	(4,607)	62,250
Restructuring Expenses	4,497	38,713

Total Operating Expenses	2,609,784	2,701,884

Operating Profit	274,338	204,237

Gain on extinguishment of debt	(4,335)	—
Interest Expense	66,241	94,778
Interest Income	(8,860)	(6,827)

Earnings before Income Taxes	221,342	116,286

Income Tax Expense	81,718	40,018

NET EARNINGS	139,624	76,268

BASIC WEIGHTED AVERAGE SHARES	66,606	68,706

BASIC EARNINGS PER COMMON SHARE	$2.10	$1.11

DILUTED WEIGHTED AVERAGE SHARES	67,191	69,475

DILUTED EARNINGS PER COMMON SHARE	$2.08	$1.10